Exhibit 10.37

JOHNSON CONTROLS INTERNATIONAL PLC
2021 EQUITY AND INCENTIVE PLAN (THE “PLAN”)
RESTRICTED SHARE OR RESTRICTED SHARE UNIT AWARD AGREEMENT
Terms for Award of Restricted Shares and Restricted Share Units
Definitions. Certain capitalized terms used in this Award Agreement have the meanings set forth below. Other capitalized terms used but not defined in this Award Agreement have the same meaning as in the Plan.
(a)“Award” means this grant of Restricted Shares and/or Restricted Share Units.
(b)“Award Notice” means the Award notification delivered or made available to the Participant (in either paper or electronic form).
(c)“Cause” means (i) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony, or a lesser crime involving moral turpitude (which, for the avoidance of doubt, shall exclude any routine traffic violations); (ii) the Participant’s commission of any act that would rise to the level of a felony or the commission of a lesser crime or offense that materially and adversely impacts the business or reputation of the Company or its Affiliates; (iii) the Participant’s commission of a dishonest or wrongful act involving fraud, embezzlement or misappropriation, whether or not related to the Participant’s employment with the Company; (iv) the Participant’s gross misconduct or commission of an act of moral turpitude that adversely and materially impacts the business or reputation of the Company or its Affiliates; (v) the Participant’s willful failure to comply with any reasonable, valid and lawful directive; or (vi) the Participant’s violation of a known and material policy of the Company. The Participant’s employment shall not be deemed terminated for Cause for purposes of this Award unless the Company or one of its Affiliates has provided written notice to the Participant of the existence of the circumstances providing grounds for termination for Cause and the Participant has had at least ten (10) days from the date on which such notice is provided to cure such circumstances (to the extent such circumstances are capable of being cured).
(d)“Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate as determined by the Committee in its sole discretion, including but not limited to: (i) violation of any employment, non-competition, non-solicitation, confidentiality or other agreement in effect with the Company or any Affiliate, (ii) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (iii) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
(e)“Plan” means the Johnson Controls International plc 2021 Equity and Incentive Plan as amended from time to time.
(f)“Restriction Period” means the length of time indicated in the Award Notice during which the Award is subject to vesting. During the Restriction Period, the Participant cannot sell, transfer, pledge, assign or otherwise encumber the Restricted Shares or Restricted Share Units (or a portion thereof) subject to this Award.
(g)“Restricted Share” means a Share that is subject to a risk of forfeiture and the Restriction Period.
(h)“Restricted Share Unit” means the right to receive one Share or a cash payment equal to the Fair Market Value of one Share, that is subject to a risk of forfeiture and the Restriction Period.
(i)“Retirement” means Termination of Employment (for other than Cause) on or after attainment of age fifty-five (55) and completion of five (5) years of continuous service with the Company and its Affiliates (including, for Participants who are Legacy Johnson Controls Employees, service with Johnson Controls, Inc. and its affiliates prior to the Merger).
(j) “Termination of Employment” means, subject to the terms of any Attachment hereto, the date of cessation of the Participant’s employment relationship with the Company and its Affiliates for any reason, with or without Cause, as determined by the Company.
Terms for Restricted Shares and Restricted Share Units – 2021 Plan

The parties agree as follows:
1.Grant of Award. Subject to the terms and conditions of the Plan, a copy of which has been delivered to the Participant and made a part of this Award, and to the terms and conditions of this Award Agreement, the Company grants to the Participant an award of Restricted Shares or Restricted Share Units, as specified in the Award Notice, on the date and with respect to the number of Shares specified in the Award Notice.
2.Restricted Shares. If the Award is in the form of Restricted Shares, the Shares are subject to the following terms:
a.Restriction Period. The Company will hold the Shares in escrow for the Restriction Period. During this period, the Shares shall be subject to forfeiture as provided in Section 4.
b.Removal of Restrictions. Subject to any applicable deferral election under the Johnson Controls International plc Senior Executive Deferred Compensation Plan (or any successor or similar deferred compensation plan for which the Participant is eligible) and to Section 4 below, Shares that have not been forfeited shall become available to the Participant after the last day of the Restriction Period upon payment in full of all taxes due with respect to such Shares.
c.Voting Rights. During the Restriction Period, the Participant may exercise full voting rights with respect to the Shares.
d.Dividends and Other Distributions. Any cash dividends or other distributions paid or delivered with respect to Restricted Shares for which the record date occurs on or before the last day of the Restriction Period will be credited to a bookkeeping account for the benefit of the Participant. For U.S. domestic Participants, the account will be converted into and settled in additional Shares issued under the Plan at the end of the applicable Restriction Period; for all other Participants, the account will be paid to the Participant in cash at the end of the applicable Restriction Period. Prior to the end of the Restriction Period, such account will be subject to the same terms and conditions (including risk of forfeiture) as the Restricted Shares to which the dividends or other distributions relate.
3.Restricted Share Units. If the Award is in the form of Restricted Share Units, the Restricted Share Units are subject to the following terms:
a.Restriction Period. During the Restriction Period, the Restricted Share Units shall be subject to forfeiture as provided in Section 4.
b.Settlement of Restricted Share Units. Subject to any applicable deferral election under the Johnson Controls International plc Senior Executive Deferred Compensation Plan (or any successor or similar deferred compensation plan for which the Participant is eligible) and to Section 4 and Section 5 below, the Restricted Share Units shall be settled by, (a) for U.S. and United Kingdom domestic Participants, the Company’s issuance of a number of Shares to the Participant equal to the number of whole Units that have been earned; or (b) for all other Participants, payment of a cash sum to the Participant by the local entity equal to the Fair Market Value of one Share (determined as of the vesting date) multiplied by the number of whole Units that have been earned. The Shares or the cash payment shall be issued or paid in each case within forty-five (45) days after the last day of the Restriction Period (subject to a six-month delay to the extent required to comply with Code Section 409A).
c.Dividend Equivalent Units. Any cash dividends or other distributions paid or delivered with respect to the Shares for which the record date occurs on or before the last day of the Restriction Period will result in a credit to a bookkeeping account for the benefit of the Participant. The credit will be equal to the dividends or other distributions that would have been paid with respect to the Shares subject to the Restricted Share Units had such Shares been outstanding. For U.S. and United Kingdom domestic Participants, the account will be converted into and settled in additional Shares issued under the Plan at the end of the applicable
Terms for Restricted Shares and Restricted Share Units – 2021 Plan

Restriction Period; for all other Participants, the account will be paid to the Participant in cash or, at the discretion of the Company, converted into and settled in additional Shares issued under the Plan at the end of the applicable Restriction Period. Prior to the end of the Restriction Period, such account will be subject to the same terms and conditions (including risk of forfeiture) as the Restricted Share Units to which the dividends or other distributions relate.
4.Termination of Employment – Risk of Forfeiture.
a.Retirement. If the Participant terminates employment from the Company and its Affiliates due to Retirement at a time when the Participant’s employment could not have been terminated for Cause, then the Participant shall become vested in, and the Restriction Period shall lapse with respect to, a pro rata portion of the total number of Restricted Shares or Restricted Share Units subject to this Award. Such pro rata portion that shall vest upon Retirement shall be calculated as follows: (i) the total number of Restricted Shares or Restricted Share Units granted under this Award multiplied by (ii) a fraction, the numerator of which equals the total number of full months that the Participant was employed during the Restriction Period as of the Participant’s Termination of Employment and the denominator of which equals the total number of months in the Restriction Period, less (iii) any Restricted Shares or Restricted Share Units that previously vested in the normal course as of the Participant’s Termination of Employment. Any Restricted Shares or Restricted Share Units subject to this Award that do not become vested under this paragraph upon the Participant’s Retirement shall automatically be forfeited and returned to the Company as of the date of his Retirement.
b.Involuntary Termination Without Cause. If the Participant’s employment with the Company and its Affiliates is terminated by the Company without Cause, then the Participant shall become vested in, and the Restriction Period shall lapse with respect to a pro rata portion of the total number of Restricted Shares or Restricted Share Units subject to this Award. Such pro rata portion that shall vest upon the Participant’s Termination of Employment shall be calculated as follows: (i) the total number of Restricted Shares or Restricted Share Units granted under this Award multiplied by (ii) a fraction, the numerator of which equals the total number of full months that the Participant was employed during the Restriction Period as of the Participant’s Termination of Employment and the denominator of which equals the total number of months in the Restriction Period, less (iii) any Restricted Shares or Restricted Share Units that previously vested in the normal course as of the Participant’s Termination of Employment. Any Restricted Shares or Restricted Share Units subject to this Award that do not become vested under this paragraph upon the Participant’s termination without Cause shall automatically be forfeited and returned to the Company as of the Participant’s Termination of Employment.

c.Death. If the Participant’s employment with the Company and its Affiliates terminates because of death at a time when the Participant could not have been terminated for Cause, then, effective as of the date the Company determines the Participant’s employment terminated due to death (provided such determination is made no later than the end of the calendar year following the calendar year in which death occurs), the Participant shall become fully vested in all of the Restricted Shares or Restricted Share Units subject to this Award and any remaining Restriction Period shall automatically lapse.
d.Disability. If the Participant’s employment with the Company and its Affiliates terminates because of Disability at a time when the Participant could not have been terminated for Cause, then the Participant shall become fully vested in all of the Restricted Shares or Restricted Share Units subject to this Award and any remaining Restriction Period shall automatically lapse as of the date of such Termination of Employment.
e.Divestiture or Outsourcing. If the Participant’s employment with the Company and its Affiliates terminates as a result of a Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement (each as defined below), at a time when the Participant could not have been terminated for Cause, then the Participant shall become vested in a pro rata portion of the total number of Restricted Shares or Restricted Share Units subject to this Award. Such pro rata portion shall be calculated as follows: (i) the total number of Restricted Shares or Restricted Share Units granted under this Award multiplied by (ii) a fraction, the numerator of which equals the total number of full months that the Participant was employed during the Restriction Period as of the Participant’s Termination of Employment and the denominator of which equals the total number of months in the Restriction Period, less (iii) any Restricted Shares or Restricted Share
Terms for Restricted Shares and Restricted Share Units – 2021 Plan

Units that previously vested in the normal course as of the Participant’s Termination of Employment; provided that, if such Termination of Employment does not constitute a “separation from service” within the meaning of Code Section 409A, then any remaining Restriction Period shall continue with respect to the vested Shares or Restricted Share Units as if the Participant continued in active employment to the extent required for compliance with Code Section 409A. Any Restricted Shares or Restricted Share Units subject to this Award that do not become vested under this paragraph as a result of such Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement shall automatically be forfeited and returned to the Company as of the date of the Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement, as applicable. Notwithstanding the foregoing, the Participant shall not be eligible for such pro rata vesting if (A) the Participant’s Termination of Employment occurs on or prior to the closing date of such Disposition of Assets or Disposition of a Subsidiary, as applicable, or on such later date as is specifically provided in the applicable transaction agreement or related agreements, or on the effective date of such Outsourcing Agreement applicable to the Participant (the “Applicable Employment Date”), and (B) the Participant is offered Comparable Employment (as defined below) with the buyer, successor company or outsourcing agent, as applicable, but does not commence such employment on the Applicable Employment Date.
For purposes of this Section 4(d), “Comparable Employment” shall mean employment (x) with base compensation and benefits (not including perquisites, allowances or long term incentive compensation) that, taken as whole, is not materially reduced from that which is in effect immediately prior to the Participant’s Termination of Employment and (y) that is at a geographic location no more than 50 miles from the Participant’s principal place of employment in effect immediately prior to the Participant’s Termination of Employment; “Disposition of Assets” shall mean the disposition by the Company or an Affiliate by which the Participant is employed of all or a portion of the assets used by the Company or Affiliate in a trade or business to an unrelated corporation or entity; “Disposition of a Subsidiary” shall mean the disposition by the Company or an Affiliate of its interest in a subsidiary or controlled entity to an unrelated individual or entity (which, for the avoidance of doubt, excludes a spin-off or split-off or similar transaction), provided that such subsidiary or entity ceases to be controlled by the Company as a result of such disposition; and “Outsourcing Agreement” shall mean a written agreement between the Company or an Affiliate and an unrelated third party (“Outsourcing Agent”) pursuant to which (i) the Company transfers the performance of services previously performed by employees of the Company or Affiliate to the Outsourcing Agent, and (ii) the Outsourcing Agent is obligated to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.
f.Other Termination. If the Participant’s employment terminates for any reason not described above (including for Cause), then any Restricted Shares or any Restricted Share Units (and all deferred dividends paid or credited thereon) still subject to the Restriction Period as of Participant’s Termination of Employment shall automatically be forfeited and returned to the Company. The Company may suspend payment or delivery of Shares (without liability for interest thereon) pending the Committee’s determination of whether the Participant was or should have been terminated for Cause.

5.Inimical Conduct. Notwithstanding anything herein to the contrary, if the Committee determines at any time that a Participant has engaged in Inimical Conduct, whether before or after Termination of Employment, the Award shall be cancelled, regardless of vesting. In addition, the Committee or the Company may suspend any vesting, payment of cash or issuance of Shares hereunder pending the determination of whether the Participant has engaged in Inimical Conduct.

6.Change of Control. This Award will be treated in accordance with Section 19 of the Plan in connection with a Change of Control.

7.Withholding. The Participant agrees to remit to the Company any foreign, Federal, state and/or local taxes (including the Participant’s FICA tax obligation) required by law to be withheld with respect to the issuance of Shares under this Award, the vesting of this Award or the payment of cash under this Award. Notwithstanding anything to the contrary in this Award, if the Company or any Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in connection with the Award, then the Company may require the Participant to pay to the Company, in cash, promptly on demand, amounts sufficient to satisfy such tax obligations or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. Alternatively, the Company can withhold Shares no longer restricted, or can withhold from cash or property, including cash or Shares under
Terms for Restricted Shares and Restricted Share Units – 2021 Plan

this Award, payable or issuable to the Participant, in the amount needed to satisfy any withholding obligations; provided that, to the extent Shares are withheld to satisfy taxes, the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction. Notwithstanding the foregoing, with respect to a Participant who is a Section 16 Participant, if payment hereunder is to be made in the form of Shares, then any withholding obligations shall be satisfied by the Company withholding Shares otherwise issuable under this Award unless the Committee approves an alternative method by which the Participant shall pay such withholding taxes.
8.No Claim for Forfeiture. Neither the Award nor any benefit accruing to the Participant from the Award will be considered to be part of the Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments. Notwithstanding anything to the contrary in this Award, in no event may the Award or any benefit accruing to the Participant from the Award be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate. In consideration of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and its Affiliates from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acknowledging the grant, the Participant shall have been deemed irrevocably to have waived any entitlement to pursue such claim.
9.Electronic Delivery. The Company or its Affiliates may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.
10.Securities Compliance. The Company may place a legend or legends upon the certificates for Shares issued under the Plan and may issue “stop transfer” instructions to its transfer agent in respect of such Shares as it determines to be necessary or appropriate to (a) prevent a violation of, or to obtain an exemption from, the registration requirements of the Securities Act of 1933, as amended, applicable state or other country securities laws or other legal requirements, or (b) implement the provisions of the Plan, this Award or any other agreement between the Company and the Participant with respect to such Shares.
11.Successors. All obligations of the Company under this Award shall be binding on any successor to the Company. The terms of this Award and the Plan shall be binding upon and inure to the benefit of the Participant, and his or her heirs, executors, administrators or legal representatives.
12.Legal Compliance. The granting of this Award and the issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
13.Governing Law; Arbitration. This Award, and the interpretation of this Award Agreement, shall be governed by (a) the internal laws of Ireland (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to the validity and authorization of any Shares issued under this Award, and (b) the internal laws of the State of Wisconsin (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to all other matters. Any disputes regarding this Award or any other matter relating to the Participant’s employment will be subject to the Company’s arbitration policy, as described in Section 20(i) of the Plan.
14.Data Privacy and Sharing. As a requirement of the Award, it is necessary for some of the Participant’s personal identifiable information to be provided to certain employees of the Company, the third party data processor that administers the Plan and the Company’s designated third party broker in the United States. These transfers will be made pursuant to a contract that requires the processor to provide adequate levels of protection for data privacy and security interests and in accordance with the “legitimate interest” provisions of the EU General Data Protection Regulation (GDPR) (Regulation (EU) 2016/679 and the implementing
Terms for Restricted Shares and Restricted Share Units – 2021 Plan

legislation of the Participant’s home country (or any successor or superseding regulation). By acknowledging the Award, the Participant acknowledges having been informed of the processing of the Participant’s personal identifiable information described in the preceding paragraph and consents to the Company collecting and transferring to the Company's Shareholder Services Department, and its independent benefit plan administrator and third party broker, the Participant’s personal data that are necessary to administer the Award and the Plan. The Participant understands that his or her personal information may be transferred, processed and stored outside of the Participant’s home country in a country that may not have the same data protection laws as his or her home country, for the purposes mentioned in this Award.
In compliance with the GDPR the Participant will be provided with:
•the identity and the contact details of the controller (usually the administrator and/or the Company) and, where applicable, of the controller's representative;
•the contact details of the data protection officer, where applicable;
•that the purposes of the processing of personal data is for the grant, administration and vesting of the Award and the legal basis for the processing is that this is required for the performance of this Award Agreement and for compliance with its terms and the Award or to cover the legitimate interests of the data controller and the data processor;
•the recipients or categories of recipients of the personal data, if any;
•the controller intends to transfer personal data to a third country or international organization subject to the existence of an adequacy decision by the Commission, or reference to the appropriate or suitable safeguards (reliance on the US/EU Privacy Shield or adoption of the EU Model Clauses) and you may obtain a copy of these or details of where they are made available on the administrator’s portal;
•the period for which the personal data will be stored, or if that is not possible, the criteria used to determine that period;
•the right to request from the controller access to and rectification or erasure, in certain circumstances but this could impact the Award, of personal data or restriction of processing concerning the data subject or to object to processing as well as the right to data portability;
•the right to lodge a complaint with a supervisory authority;
•the provision of personal data is a requirement for the performance of this Award Agreement and the terms of the Award.
15.Restrictive Covenants. In consideration for the Participant’s opportunity to earn the benefits provided in this Award Agreement, Participant agrees to be bound by the restrictive covenants in Attachment A. For the sake of clarity, by accepting this Award, Participant agrees to be bound by such restrictive covenants even if Participant ultimately forfeits this Award or otherwise fails to receive any benefits under this Award Agreement.

16.Recoupment. This Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to the Company’s Executive Compensation Incentive Recoupment Policy.

17.No Restrictions on Certain Actions. The existence of the Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference shares ahead of or affecting the Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Terms for Restricted Shares and Restricted Share Units – 2021 Plan

This Award Agreement, the Award Notice and any other documents expressly referenced in this Award Agreement contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.
Failure of the Participant to affirmatively ACKNOWLEDGE or reject this Award within the sixty (60) day period following the date of grant will result in the Participant’s IMMEDIATE AND AUTOMATIC acceptance of this Award and the terms and conditions of the Plan and this Award Agreement, including the non-competition and non-solicitation provisions contained herein.
The Company has caused this Award to be executed by one of its authorized officers as of the date of grant.
JOHNSON CONTROLS INTERNATIONAL PLC

/s/ John Donofrio
John Donofrio
Executive Vice President and General Counsel
Terms for Restricted Shares and Restricted Share Units – 2021 Plan

Attachment A
Johnson Controls International plc
Restrictive Covenants for Award Agreements
In consideration for the Participant’s opportunity to earn the benefits provided in this Award Agreement (regardless of whether benefits under this Award Agreement are actually realized by the Participant), and except as prohibited by law, the Participant agrees as follows:

1.    Non-Competition.    Participant agrees that during his or her employment with the Company or its Subsidiaries, and for the period of one (1) year following the Participant’s Termination of Employment for any reason, or such longer period of non-competition as is included in any offer letter or any other agreement between Participant and the Company or its Subsidiaries or Affiliates, the Participant will not directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), provide services to, or be employed by, any person or entity engaged in any business that (i) conducts or is planning to conduct a business in competition with any business conducted or planned by the Company or any of its Subsidiaries (1) that is located in a region in which Participant had substantial responsibilities during the twenty-four (24) month period preceding Participant’s Termination of Employment, and (2) for which Participant (A) was materially involved in during the twenty-four (24) month period preceding Participant’s Termination of Employment, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding Participant’s Termination of Employment; or (ii) designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced or offered for sale or sold by any of the Company’s business (1) that is located in a region in which Participant had substantial responsibilities during the twenty-four (24) month period preceding Participant’s Termination of Employment, and (2) for which Participant (A) was materially involved in during the twenty-four (24) month period preceding Participant’s Termination of Employment, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding Participant’s Termination of Employment.

2.    Non-Solicitation of Customers.    Participant agrees that during his or her employment with the Company or its Subsidiaries, and for the period of two (2) years following the Participant’s Termination of Employment for any reason, or such longer period of non-solicitation as is included in any offer letter or any other agreement between Participant and the Company or its Subsidiaries or Affiliates, the Participant will not, directly or indirectly, on his or her own behalf or on behalf of another (i) solicit, aid or induce any customer of the Company or any of its Subsidiaries that Participant was responsible for, including supervised, managed or directed by Participant, to purchase goods or services then sold by the Company or its Subsidiaries from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (ii) solicit, aid or induce any customer that was pursued by the Company and with which Participant had contact, participated in the contact, or about which Participant had knowledge of Confidential Information by reason of Participant’s relationship with the Company within the twenty-four (24) month period preceding Participant’s Termination of Employment if that sale or service would be located in a region with respect to which the Participant had substantial responsibilities while employed by the Company or its Subsidiaries.

3.    Non-Solicitation of Employees.    Participant agrees that during his or her employment with the Company or its Subsidiaries, and for the period of two (2) years following the Participant’s Termination of Employment for any reason, or such longer period of non-solicitation as is included in any offer letter or any other agreement between Participant and the Company or its Subsidiaries or Affiliates, the Participant will not, directly or indirectly, on his or her own behalf or on behalf of another solicit, recruit, aid or induce employees of the Company or any of its Subsidiaries (a) with whom Participant has had material contact with during the twelve (12) months period preceding Participant’s Termination of Employment and who had access to Confidential Information, trade secrets or customer relationships; or (b) who were directly managed by or reported to Participant as of the date of Participant’s Termination of Employment to leave their employment with the Company or its Subsidiaries in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee.
Terms for Restricted Shares and Restricted Share Units – 2021 Plan

4.    Confidentiality.    In consideration for the Participant’s opportunity to earn the benefits provided in this Award Agreement (regardless of whether benefits under this Award Agreement are actually realized by the Participant) and for the Company’s and its Subsidiaries’ promise to provide Participant with confidential and competitively sensitive information from time to time concerning, among other things, the Company and its Subsidiaries strategies, objectives, performance and business prospects, the Participant agrees that during his or her employment with the Company or its Subsidiaries, and until such time thereafter as the Confidential Information is no longer confidential through no fault of the Participant, the Participant shall not use or disclose any Confidential Information except for the benefit of the Company or its Subsidiaries in the course of the Participant’s employment, and shall not use or disclose any Confidential Information in competition with or to the detriment of the Company or its Subsidiaries, or for the benefit of the Participant or anyone else other than the Company or its Subsidiaries. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from reporting or otherwise disclosing possible violations of state, local or federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under whistleblower provisions of local, state or federal law or regulation. Nothing in this Agreement is intended to discourage or restrict Employee from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law.  The DTSA provides: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to an attorney for the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

“Confidential Information” means any information that is not generally known outside the Company and its Subsidiaries, relating to any phase of business of the Company or any Affiliate, whether existing or foreseeable, including information conceived, discovered or developed by the Participant. Confidential Information includes, but is not limited to: project files, product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.
5.    Non-Disparagement.    Each of the Participant and the Company and its Affiliates (for purposes hereof, the Company and its Subsidiaries shall mean only the officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company or its Subsidiaries, their respective Subsidiaries, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to the limitations in this paragraph.

6.    Remedies.    Irreparable injury will result to the Company, and to its business, in the event of a breach by the Participant of any of the Participant’s covenants and commitments under this Award, including the covenants of non-competition and non-solicitation. Therefore, in the event of a breach of such covenants and commitments, in the sole discretion of the Company, any of the Participant’s unvested Restricted Shares or Restricted Share Units shall be immediately rescinded and the Participant will forfeit any rights he or she has with respect thereto. Furthermore, by acknowledging this Award, and not declining the Award, in the event of such a breach, upon demand by the Company, the Participant hereby agrees and promises immediately to deliver to the Company the number of Shares (or, in the discretion of the Company, the cash value of said Shares) the Participant received for Restricted Share Units that vested or were delivered at any time from and after the earlier of (i) the date of
Terms for Restricted Shares and Restricted Share Units – 2021 Plan

the breach or (ii) six months prior to the Participant’s Termination of Employment. In the event the Shares subject to repayment are, at the time of the Company’s demand, allocated to a deferred compensation plan, the Company may forfeit such Shares and the Participant will forfeit any rights he or she has with respect thereto.  In addition, the Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. The Participant further acknowledges and confirms that the terms of this Attachment, including but not limited to the time and geographic restrictions, are reasonable, fair, just and enforceable by a court.

Terms for Restricted Shares and Restricted Share Units – 2021 Plan